                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement   / / Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                   UST INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   UST INC.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      UST

                             100 West Putnam Avenue
                          Greenwich, Connecticut 06830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 24, 1995

To the Stockholders of UST:

The 1995 Annual Meeting of Stockholders of UST Inc. (the "Company") will be held at the Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 2nd day of May 1995, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

     (1) to elect three directors for terms of three years each;

     (2) to approve the UST Inc. Nonemployee Directors' Stock Option Plan;

     (3) to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1995;

     (4) to consider and act upon two stockholder proposals, if presented by the proponents; and

     (5) to consider and act upon such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 9, 1995 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is March 24, 1995.

                                                             JONATHAN P. NELSON,
                                                             Secretary



                                  IMPORTANT

           WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,
              PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN
              IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                      UST
                             100 WEST PUTNAM AVENUE
                          GREENWICH, CONNECTICUT 06830

PROXY STATEMENT

SOLICITATION OF PROXY

The enclosed proxy is solicited by the Board of Directors (the "Board") of UST Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held May 2, 1995, including any adjournment thereof (the "Annual Meeting"). Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to sign, date and return the enclosed proxy. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date.

ATTENDANCE AND PROCEDURES AT ANNUAL MEETING

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock ("Common Stock") entitled to vote at the meeting having evidence of ownership, a duly appointed proxy holder with the right to vote of an absent stockholder (one proxy holder per absent stockholder), and invited guests of the Company. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. In addition, management will require all signs, banners, placards, cameras and recording equipment to be left outside the meeting room.

ACTION TO BE TAKEN AT MEETING

1. Three directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

2. A resolution will be offered to approve the UST Inc. Nonemployee Directors' Stock Option Plan.

3. A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 1995.

4. The Company has been advised that two resolutions will be offered by stockholders.

Your authorized proxies will vote FOR the election of the individuals herein nominated for directors, the resolution regarding approval of the nonemployee directors' stock option plan and the resolution regarding the auditors, and AGAINST the stockholders' resolutions, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Certificate of Incorporation provides for the election of one-third (as nearly as may be) of the Board annually.

The Board, upon recommendation of the Nominating and Compensation Committee, nominated the three directors standing for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in 1998. Mr. Albert H. Leader, a long-time director of the Company, will retire from the Board at the expiration of his current term of office and, accordingly, is not standing for reelection at the Annual Meeting. The Board currently consists of eleven members and, with the retirement of Mr. Leader, shall be reduced to ten at the Annual Meeting.

Directors are elected by a plurality of the votes cast. "Plurality" means that the nominees who receive the largest number of votes cast "For" are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted "For" a particular nominee as a result of a direction to withhold or a broker nonvote will not affect the outcome of the vote.

Set forth in Table I below is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Common Stock beneficially owned by such person as of January 31, 1995.
Pursuant to a reorganization approved by stockholders at the 1987 Annual Meeting, United States Tobacco Company became a wholly owned subsidiary of the Company. For periods prior to May 5, 1987, all titles of officers stated in Table I below relate to offices held in United States Tobacco Company.

                                    TABLE I

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                                 BUSINESS HISTORY
                                   -----------------                               ----------------
                            LOUIS F. BANTLE                       Mr. Bantle has served as Chairman Emeritus since
                                                                  December 1, 1993, the date of his retirement as
                            Age 66                                Chairman of the Board and Chief Executive Officer.
                                                                  He had served as Chairman of the Board since April
    [PHOTO]                 Shares beneficially owned:            4, 1973 and was elected Chief Executive Officer on
                              Outstanding shares -- 2,339,579     June 18, 1985. Mr. Bantle had served in the
                              Shares subject to options           capacity of chief executive officer since April 4,
                              -- 240,000                          1973. He also served as President from January 1,
                                                                  1973 to June 17, 1985 and from December 11, 1989 to
                            Present term expires 1996             September 26, 1990.

                            Director since 1967

  ------------------------------------------------------------------------------------------------------------------

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                                 BUSINESS HISTORY
                                    ----------------                               ----------------
                            *JOHN J. BUCCHIGNANO                  Mr. Bucchignano has served as Executive Vice
                                                                  President and Chief Financial Officer since October
       [PHOTO]              Age 47                                7, 1991. Mr. Bucchignano served as Senior Vice
                                                                  President and Controller from September 27, 1990 to
                            Shares beneficially owned:            October 6, 1991, and as Controller from August 1,
                              Outstanding shares -- 131,088       1987 to September 26, 1990.
                              Shares subject to options
                              -- 330,000

                            Nominated for term to expire 1998

                            Present term expires 1995

                            Director since 1993

  ------------------------------------------------------------------------------------------------------------------

                            JAMES W. CHAPIN                       Mr. Chapin retired on December 1, 1994. He
                                                                  currently serves as Of Counsel to the Company. Mr.
       [PHOTO]              Age 65                                Chapin had served as Executive Vice President and
                                                                  General Counsel since September 25, 1991, and as
                            Shares beneficially owned:            Senior Vice President and General Counsel from
                              Outstanding shares -- 392,305       January 1, 1981 to September 24, 1991.
                              Shares subject to options
                              -- 490,000

                            Present term expires 1996

                            Director since 1994

  ------------------------------------------------------------------------------------------------------------------

                            EDWARD H. DEHORITY, JR.               Mr. DeHority is a retired certified public
                                                                  accountant and attorney. He was employed by Ernst &
       [PHOTO]              Age 64                                Young LLP from 1958 to 1988. He served as the
                                                                  firm's National Partner in charge of Client
                            Shares beneficially owned:            Relations from 1972 to 1978 and the managing
                              Outstanding shares -- 2,272         partner of the Stamford, Connecticut office from
                              Shares subject to options           1978 to 1987.
                              -0-

                            Present term expires 1997

                            Director since 1990

  ------------------------------------------------------------------------------------------------------------------

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                                 BUSINESS HISTORY
                                   -----------------                               ----------------
                            VINCENT A. GIERER, JR.                Mr. Gierer has served as Chairman of the Board and
                                                                  Chief Executive Officer since December 1, 1993 and
       [PHOTO]              Age 47                                has served as President since September 27, 1990.
                                                                  Mr. Gierer also served as Chief Operating Officer
                            Shares beneficially owned:            from September 27, 1990 to November 30, 1993 and as
                              Outstanding shares -- 512,848       Executive Vice President and Chief Financial
                              Shares subject to options           Officer from February 17, 1988 to September 26,
                              -- 731,400                          1990.

                            Present term expires 1997

                            Director since 1986

  ------------------------------------------------------------------------------------------------------------------

                            P.X. KELLEY                           General Kelley has served as Vice Chairman of
                                                                  Cassidy & Associates, a Washington D.C. government
       [PHOTO]              Age 66                                relations firm, since January 1989. He served as
                                                                  General, United States Marine Corps from 1981 to
                            Shares beneficially owned:            1987 and retired as Commandant of the Marine Corps
                              Outstanding shares -- 3,500         in 1987. He also served as a member of the Joint
                              Shares subject to options           Chiefs of Staff from 1983 until his retirement in
                              -0-                                 1987. General Kelley also serves as a director of
                                                                  Allied-Signal, Inc., GenCorp Inc., London Insurance
                            Present term expires 1996             Group, PHH Corporation, Saul Centers, Inc., Sturm,
                                                                  Ruger & Company, Inc. and Wackenhut Corporation.
                            Director since 1992

  ------------------------------------------------------------------------------------------------------------------

                            *RALPH L. ROSSI                       Mr. Rossi retired on July 1, 1993. He served as
                                                                  Vice Chairman from August 29, 1984 until the date
       [PHOTO]              Age 66                                of his retirement.

                            Shares beneficially owned:
                              Outstanding shares -- 882,639
                              Shares subject to options
                              -- 475,000

                            Nominated for term to expire 1998

                            Present term expires 1995
                            Director since 1973


  ------------------------------------------------------------------------------------------------------------------

                                    NAME OF NOMINEE*
                                       OR DIRECTOR                                 BUSINESS HISTORY
                                    ----------------                               ----------------
                            SPENCER R. STUART                     Mr. Stuart has been an independent management
                                                                  consultant since 1974 when he retired as Chairman
       [PHOTO]              Age 72                                of the Board and Chief Executive Officer of Spencer
                                                                  Stuart and Associates. He continues as Honorary
                            Shares beneficially owned:            Chairman of that firm. From June 1990 through April
                              Outstanding shares -- 46,725        1992, Mr. Stuart served as a management consultant
                              Shares subject to options           to the investment banking division of Dean Witter
                              -0-                                 Financial Services Group and as Chairman of the
                                                                  Dean Witter Council of Management Advisors. Mr.
                            Present term expires 1997             Stuart is a director of Enhance Financial Services
                                                                  Group, Asset Guaranty Inc. and Asset Guaranty
                            Director since 1977                   Reinsurance Company. Mr. Stuart also serves as an
                                                                  Advisory Director of Keystone America Group Funds
                                                                  and Keystone Custodian Funds.

  ------------------------------------------------------------------------------------------------------------------

                            JOSEPH R. TADDEO                      Mr. Taddeo has served as Executive Vice President
                                                                  and President of United States Tobacco Company
        [PHOTO]             Age 50                                since September 27, 1990. Mr. Taddeo also served as
                                                                  Senior Vice President of United States Tobacco
                            Shares beneficially owned:            Company from June 23, 1988 to September 26, 1990.
                              Outstanding shares -- 185,620
                              Shares subject to options
                              -- 425,000

                            Present term expires 1996

                            Director since 1990

  ------------------------------------------------------------------------------------------------------------------

                            *JOHN P. WARWICK                      Mr. Warwick is a marketing consultant to Warwick,
                                                                  Baker & Fiore Inc. ("WBF"), a New York based
        [PHOTO]             Age 69                                advertising agency. Mr. Warwick served WBF as
                                                                  Chairman of the Board from 1965 through March 20,
                            Shares beneficially owned:            1991, the date of his retirement, and as Chief
                              Outstanding shares -- 10,140        Executive Officer from 1964 through 1986.
                              Shares subject to options
                              -0-

                            Nominated for term to expire 1998

                            Present term expires 1995

                            Director since 1991

  ------------------------------------------------------------------------------------------------------------------

Messrs. Bucchignano, Rossi and Warwick are now directors and will serve for the terms indicated, subject, with respect to Mr. Bucchignano, to the provisions of his Employment Agreement (see "Other Compensation," below) unless waived by the Company. Your proxy, unless otherwise marked, will be voted for the above nominees for such terms. In the event that any nominee is not available for election at the time of the meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominees named above.

As of January 31, 1995, all directors and reporting officers as a group beneficially owned 5,268,674 shares and had options to acquire 5,075,400 shares, which together represented approximately 5.1% of the aggregate of the outstanding Common Stock including options held by all such persons. No officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Common Stock including options held by the respective person, except for Mr. Bantle, who owns approximately 1.3%.

The Board held nine meetings during 1994.

COMMITTEES OF THE BOARD

The Company has an Audit Committee and a Nominating and Compensation Committee. The Audit Committee is currently comprised of the following members, each independent of management: Edward H. DeHority, Jr. -- Chairman, P.X. Kelley and Spencer R. Stuart. The Audit Committee, which met four times during 1994, reviews and acts upon or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services to be performed for the Company by, and the fees to be paid to, the independent auditors. The Nominating and Compensation Committee, which met ten times during 1994, is currently comprised of the following members, each independent of management:
P.X. Kelley -- Chairman, Edward H. DeHority, Jr., Albert H. Leader, Spencer R. Stuart and John P. Warwick. This committee's responsibilities are to cover nominating matters, including the recommendation of nominees to the Board and the size and composition of the Board and its committees, in addition to officers' compensation and management succession matters. The Nominating and Compensation Committee considers recommendations from stockholders for Board of Director candidates. The recommendations should be submitted in writing to the Secretary at the Company's office.

COMPENSATION OF EXECUTIVE OFFICERS

The tables, graph and descriptive information set forth below are intended to comply with the Securities and Exchange Commission regulations for executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company's Chief Executive Officer ("CEO"), its four most highly compensated current executive officers other than the CEO, and a former executive officer who retired on December 1, 1994, each of whose salary and bonus exceeded $100,000 for the most recent fiscal year (collectively, the "Named Executive Officers").

                                    TABLE II

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                        ANNUAL COMPENSATION        COMPENSATION
                                                      ------------------------     ------------
                                                                                      AWARDS
                                                                                   ------------
                                                                                    SECURITIES
                NAME AND                                SALARY         BONUS        UNDERLYING          ALL OTHER
           PRINCIPAL POSITION                YEAR        ($)            ($)        OPTIONS (#)     COMPENSATION ($)(1)
- -----------------------------------------   ------    ----------     ---------     ------------    -------------------
VINCENT A. GIERER, JR.                        1994      560,000      1,850,046        120,000              9,000
  Chairman of the Board,                      1993      560,000      1,536,091         50,000             14,150
  Chief Executive Officer                     1992      560,000      1,300,827        100,000             13,732
  and President

ROBERT E. BARRETT                             1994      275,000       650,012          80,000              7,500
  Executive Vice President and                1993      275,000       490,408          30,000             11,949
  President -- UST Enterprises Inc.           1992      275,000       400,222         100,000             11,443

JOHN J. BUCCHIGNANO                           1994      275,000       800,015          50,000              9,000
  Executive Vice President                    1993      274,039       580,254          40,000             14,150
  and Chief Financial Officer                 1992      250,000       505,426         100,000             13,732

JAMES W. CHAPIN(2)                            1994      308,423       875,009          50,000             12,333
  Executive Vice President                    1993      330,000       700,797          30,000             13,921
  and General Counsel                         1992      330,000       599,768          50,000             13,732

HARRY W. PETER III                            1994      275,000       600,011          50,000              9,000
  Executive Vice President and                1993      275,000       512,870          30,000             14,150
  President -- UST International Inc.         1992      275,000       425,291         100,000             13,097

JOSEPH R. TADDEO                              1994      400,000     1,300,016          95,000              9,000
  Executive Vice President                    1993      400,000     1,067,259          50,000             14,150
  and President -- United                     1992      400,000       900,411         130,000             13,732
  States Tobacco Company

(1) Amounts represent Company matching contributions to the Employees' Savings Plan, as well as $3,333 earned by Mr. Chapin in his capacity as Of Counsel for the month of December.

(2) Mr. Chapin retired on December 1, 1994.

                                   TABLE III

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            GRANT DATE
                                                             INDIVIDUAL GRANTS                                 VALUE
                                     -----------------------------------------------------------------      -----------
                                       NUMBER OF          % OF TOTAL
                                       SECURITIES          OPTIONS
                                       UNDERLYING         GRANTED TO       EXERCISE OR                      GRANT DATE
                                        OPTIONS          EMPLOYEES IN      BASE PRICE       EXPIRATION        PRESENT
               NAME                  GRANTED (#)(1)      FISCAL YEAR         $/SHARE           DATE         VALUE $ (2)
- ----------------------------------   --------------      ------------      -----------      ----------      -----------
Vincent A. Gierer, Jr. ...........       70,000               4.1             27.81           6/21/04         594,300
                                         50,000               2.9             27.88          11/16/04         406,500
Robert E. Barrett.................       50,000               2.9             27.81           6/21/04         424,500
                                         30,000               1.8             27.88          11/16/04         243,900
John J. Bucchignano...............       50,000               2.9             27.81           6/21/04         424,500
James W. Chapin...................       50,000               2.9             27.81           6/21/04         424,500
Harry W. Peter III................       50,000               2.9             27.81           6/21/04         424,500
Joseph R. Taddeo..................       60,000               3.5             27.81           6/21/04         509,400
                                         35,000               2.1             27.88          11/16/04         284,550

(1) Options granted in 1994 expire in ten years and generally become exercisable ratably over a three year period following the date of grant subject to acceleration of exercisability upon a change in control of the Company.

(2) Amounts based on the modified Black-Scholes option pricing model, using the following material assumptions and adjustments: exercise price equal to the fair market value of the underlying stock on the date of grant, ten year option term, interest rate representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term, volatility calculated using daily stock prices for a one year period prior to grant date, and dividends at a rate of $1.12 per share, representing annualized dividends paid with respect to a share of common stock as of the date of grant. There is no assurance the value realized by an optionee will be at or near the value estimated by the modified Black-Scholes option pricing model. Should the stock price not rise over the option price, optionees will realize no gain.

                                    TABLE IV

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                     SHARES                 OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                                   ACQUIRED ON    VALUE                 (#)                 AT FISCAL YEAR-END ($)
                                    EXERCISE     REALIZED   ---------------------------   ---------------------------
              NAME                     (#)          $       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Vincent A. Gierer, Jr. ..........      1,000       4,188      578,800        152,600       6,776,613        81,800
Robert E. Barrett................        -0-         -0-      190,700         99,300         349,913        48,963
John J. Bucchignano..............     10,000     162,188      254,000         76,000       1,120,750        64,875
James W. Chapin..................        -0-         -0-      490,000            -0-       6,025,625           -0-
Harry W. Peter III...............        -0-         -0-      280,700         69,300       1,306,350        48,963
Joseph R. Taddeo.................        -0-         -0-      297,400        127,600       1,061,638        81,175

                                    TABLE V

                                 PENSION TABLE

                                                                              YEARS OF SERVICE
                                             ----------------------------------------------------------------------------------
               REMUNERATION                      5            10          15          20          25          30          35
- -------------------------------------------  ----------   ----------  ----------  ----------  ----------  ----------  ----------
$ 200,000..................................  $   21,140  $   42,280  $   63,419  $   84,559  $  105,699  $  126,839  $  147,978
  300,000..................................      32,140      64,280      96,419     128,559     160,699     192,839     224,978
  400,000..................................      43,140      86,280     129,419     172,559     215,699     258,839     301,978
  500,000..................................      54,140     108,280     162,419     216,559     270,699     324,839     378,978
  600,000..................................      65,140     130,280     195,419     260,559     325,699     390,839     455,978
  700,000..................................      76,140     152,280     228,419     304,559     380,699     456,839     532,978
  800,000..................................      87,140     174,280     261,419     348,559     435,699     522,839     609,978
  900,000..................................      98,140     196,280     294,419     392,559     490,699     588,839     686,978
 1,000,000.................................     109,140     218,280     327,419     436,559     545,699     654,839     763,978
 1,100,000.................................     120,140     240,280     360,419     480,559     600,699     720,839     840,978
 1,200,000.................................     131,140     262,280     393,419     524,559     655,699     786,839     917,978

The Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity to the Named Executive Officers under the Company's defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the "Retirement Plans"). Compensation for purposes of the Retirement Plans means the highest three year average compensation (salary and 25% of bonus) in the ten year period immediately preceding retirement. For 1994, the three year average compensation covered by the Retirement Plans for each of the Named Executive Officers was as follows: Mr. Gierer, $873,047; Mr. Barrett, $372,005; Mr. Bucchignano, $379,102; Mr. Chapin, $478,547, Mr. Peter, $377,219 and Mr. Taddeo, $601,268. As of
December 31, 1994, the credited years of service under the Retirement Plans were approximately as follows: Mr. Gierer, 17 years; Mr. Barrett, 4 years; Mr. Bucchignano, 10 years; Mr. Chapin, 20 years; Mr. Peter, 7 years and Mr. Taddeo, 13 years. Pension Table calculations assume retirement on December 31, 1994 and take into account offsets for social security benefits.

The Named Executive Officers also participate in a supplemental retirement plan (the "Supplemental Plan"). The formula by which benefits are determined under the Supplemental Plan is as follows: the greater of 100% of the accrued benefit under the Retirement Plans or 40% of the executive's highest compensation (salary plus 25% of bonus) paid during any of the three consecutive twelve month periods within the thirty-six months immediately preceding retirement (for retirement at age 50), increasing in constant whole percentage increments to the greater of 110% of such accrued benefit or 50% of such compensation (for retirement at age 60 or thereafter), less amounts payable under the Retirement Plans. The estimated annual benefits (or, in the case of Mr. Chapin, the actual annual benefits) payable as a life annuity at normal retirement age (assuming compensation and ser-vice as of December 31, 1994) under the Supplemental Plan for each of the Named Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Gierer, $153,527, Mr. Barrett, $166,629, Mr. Bucchignano, $128,560, Mr. Chapin, $48,069, Mr. Peter, $145,173 and Mr. Taddeo, $167,169.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

The Nominating and Compensation Committee (the "Committee") and the Stock Option Committee each consists of five independent, nonemployee directors. The role of the Committee, among other things, is to review or approve, as appropriate, (i) the broad compensation policy of the Company with respect to its executives, including all current executive officers ("Executive Officers"), and (ii) the various components of the total compensation of the Executive Officers. The role of the Stock Option Committee is generally to administer the Company's stock option plans and review and approve stock option grants thereunder.

COMPENSATION POLICY

The Committee believes that strong leadership combined with the continuing development of its highly qualified management team have been key elements in the Company's superior financial performance over the years. In the Committee's view, the Company's compensation programs, which provide appropriate incentives and rewards to Executive Officers for outstanding performance, have been and will continue to be essential to the Company's ability to attract, retain and motivate the most highly qualified executives, thereby enhancing the ability of the Board of Directors to meet its primary obligation to stockholders of the Company -- maximizing stockholder value through consistent growth and profitability. The Committee also believes that meaningful participation in the Company's success is the most effective means of compensating its Executive Officers. Accordingly, it has been the Committee's long-standing policy to link a substantial portion of overall compensation to the Company's performance. Less than half of total compensation is fixed in the form of base salary while the remainder of total compensation (bonus and stock options) is variable and dependent upon the earnings and operating results of the Company and the market price of Common Stock.

In order to ensure that the Company's compensation programs provide proper incentives for outstanding performance, while at the same time ensuring that the major portion of total compensation is dependent on Company performance, the Committee has adopted an objective for the Company's compensation programs that total compensation for the Company's officers should fall approximately in the 75th percentile of a comparator group composed of a cross section of other high performance companies but only if warranted by Company performance. The Committee believes that the objective established for the Company's total compensation programs reflects the unique nature of the Company's products and the need to attract talented executives who can direct growth in a challenging environment. The Committee directed an independent consultant to construct a group of comparator companies from their database, which resulted in the identification of 12 companies who, like the Company, meet the following criteria as of the end of 1993: (i) one year return on equity greater than 20%;
(ii) five year return on equity greater than 20%; and (iii) five year compound growth for earnings per share greater than 10%. One of the twelve comparator group companies is in the S&P Tobacco Index (see performance graph, below).

Relevant data to be included in the independent consultant's report for any year does not become fully available until after the close of that year. Accordingly, the Committee uses compensation data drawn from this report as a guide in determining the total compensation to be provided to the Company's Executive Officers for the year following the year to which the report relates. Thus, for example, in determining total 1994 compensation for Executive Officers, the Committee was aware that, based upon the data provided in the independent consultant's 1994 report, total 1993 compensation for each of the Company's Executive Officers fell below the 75th percentile of compensation for comparable executives in the comparator group. Implementation of the Committee policy is thus subject to review and adjustment each year in light of information set forth in the latest consultant's report.

Although the Committee's only established target level is the 75th percentile as the goal for total compensation, in analyzing where total compensation falls in relation to the comparator group, the Committee is cognizant of where each component of compensation falls in relation to the same component of compensation for executives in the comparator group. In this connection, the Committee noted that 1993 salaries and long-term compensation each fell below the 75th percentile of the analogous 1993 compensation for executives in the comparator group and that 1993 short-term incentive compensation was above this percentile.

The 1993 shortfall in long-term compensation was due, in part, to the fact that, during 1993, the Company reduced stock option awards to all employees, including Executive Officers. In fact, for Executive Officers, long-term incentive compensation ranged between 62% and 86% below the 75th percentile of long-term incentive compensation for executives in the comparator group. It became clear to the Committee that short-term incentive compensation constituted too high a percentage of total compensation and long-term incentive compensation constituted too low a percentage of total compensation. The Committee decided to change this distribution of incentives and to do so gradually over time. Accordingly, the Committee will slightly increase aggregate option awards each year to officers. In 1994, this resulted in 65% of the total options awarded being granted to officers, rather than the 50% of option awards historically granted to officers. (Conversely, only 44% of ICP awards was made to officers in 1994, as opposed to the 50% of ICP awards historically made to officers.) The Committee, in conjunction with the Stock Option Committee, also determined that there could be two annual stock option grants -- (i) a regular stock option grant, the size of which would be based upon a number of factors, as discussed below, and (ii) a special grant at year end designed to reward outstanding performance.

Current tax legislation imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to certain Executive Officers, commencing in 1994. Specified compensation is excluded for this purpose, including so-called performance-based compensation. In response to this legislation, the Committee has determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to Executive Officers.

The Company's compensation program has three principal components, each described more fully below: annual base salaries, short-term incentives consisting of annual bonuses awarded under the

Company's Incentive Compensation Plan ("ICP") and long-term incentives consisting of the grant of stock options under the Company's current and former stock option plans (the "Option Plans"). Both the ICP and the Option Plans have been approved by stockholders. The ICP is directly linked to Company performance through earnings, while the long-term incentive plan reflects the Company's performance through changes in the market price of Common Stock.

Set forth above in the Summary Compensation Table (Table II) is the compensation of Named Executive Officers for the years 1994, 1993 and 1992. The Committee notes that the Company's performance in each of those years reached record levels for net earnings, primary earnings per share and dividends. For the past three years, net earnings increased approximately 11%, 12%, and 18%, respectively; primary earnings per share increased approximately 15%, 15%, and 19%, respectively; and dividends per share increased approximately 17%, 20%, and 21%, respectively.

SPECIFIC COMPONENTS OF COMPENSATION PROGRAM

Salary. Base salaries for the Executive Officers are the component of the total compensation package that is least related to Company performance. In keeping with the Company's emphasis on performance-related compensation, base salaries of the Executive Officers as a group constituted approximately 26% of their 1994 cash compensation and only approximately 17% of their total 1994 compensation (including the long-term component discussed below), leaving 83% of such compensation "at risk." Base salaries of Executive Officers had not been increased from January 1, 1992 to December 31, 1994, except in the case of two current Executive Officers who received increases (in one case in 1993 and in the other case in 1993 and 1994) in connection with their promotions.

ICP. The ICP formula, which was approved by stockholders, provides each year for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP, so long as earnings exceed a threshold percentage of stockholders' equity and cash dividends have been declared and paid for the year. Up to 50% of the fund may be allocated by the ICP Committee among a group of 39 officers, including all Executive Officers ("Fund A"). Allocations to each of the Executive Officers must be approved by the Committee. Effective for 1994, the ICP provides that the Chief Executive Officer will not be permitted to receive more than 15% of Fund A and no other Executive Officer will be permitted to receive more than 12% of Fund A. These percentages govern the maximum amounts that may be allocated to each Executive Officer and are not subject to increase. The Committee has, however, the authority to make awards of any amount provided that they are equal to or less than the indicated maximum percentages.

The ICP Committee recommends to the Committee the amount of ICP awards for Executive Officers and the Committee decides whether to accept or alter such recommendations. The Committee's policy in this regard has generally been to approve an ICP award for each Executive Officer, expressed as a percentage of Fund A and subject to the percentage limits described above, that corresponds to a dollar amount determined as follows: With respect to any year in which the Company's net earnings equal or exceed the prior year's results, the Committee generally awards an executive a bonus that is at least equal to the executive's bonus for the immediately preceding year. If the executive has been promoted to a position of greater responsibility with an increase in salary, the bonus is generally increased commensurately. The extent to which an Executive Officer's bonus increases or decreases is designed to achieve an overall percentage change in the Executive Officer's total cash compensation (salary and bonus) for the year which is commensurate with the higher of the percentage change in the Company's net earnings for such year or the percentage change in the Company's earnings per share.

For the Chief Executive Officer, the correlation between the percentage change in total cash compensation and the percentage change in net earnings (or earnings per share) is most direct. For other Executive Officers, the correlation is less direct: In making ICP awards to other Executive Officers, the Committee also takes into account (i) the relationship between the executive's aggregate cash compensation and that of the Chief Executive Officer and (ii) the performance of the segment of the Company for which the executive is responsible, where applicable.

In considering the specific awards to the Executive Officers, the Committee noted that overall Company performance was superior in 1994. Specifically, the Company's net earnings were approximately $388 million, an increase of approximately 11% over the prior year; the Company's primary earnings per share were $1.87, an increase of approximately 15% over the prior year; and the Company's return on average stockholders' equity for 1994 was approximately 94%. In determining 1994 ICP awards, the Committee was aware that the percentage increase in ICP distributions to all Named Executive Officers from 1993 to 1994 (24%) was greater than the increase in earnings per share (15%). The Committee noted, however, that in view of the fact that salaries of the Named Executive Officers in general had not been increased between January 1, 1992 and December 31, 1994 (see "Salary," above), the increase in aggregate cash compensation paid to Named Executive Officers for 1994 (17%) was approximately the same as the increase in earnings per share (15%).

Based on the Company's performance for 1994, the aggregate ICP fund for 1994 increased by approximately 16% over the prior year. The 1994 ICP fund represents 4.97% of total earnings before taxes and provision for incentive compensation and was distributed to 1,718 employees, including the Executive Officers. The ICP awards made to the Executive Officers as a group constituted approximately 74% of their cash compensation for 1994 and approximately 50% of their total compensation for 1994 (including the long-term component discussed below).

Option Plans. The long-term incentive component of executive compensation, as noted above, is equity-based and consists of the award of stock options to the Executive Officers (as well as many other employees of the Company) under the Option Plans. Stock options represent compensation that is tied to the Company's stock price for periods of up to 10 years (the period during which such options may be exercised). Stock options are granted with an exercise price equal to the fair market value of shares of Common Stock on the date of grant, and the optionee will realize value from grant only if the market value of such shares increases.

Long-term equity-based compensation serves the Committee's overall compensation policy as follows: it is variable (not fixed); its value is performance-related, based upon the market price of Common Stock; and it provides an additional incentive to executives to take into account the

Company's long-term goals and plans. In addition, because salary is generally fixed and changes in ICP awards will generally correlate with changes in net earnings or earnings per share of the Company, stock options are the component of overall compensation that provides the Committee with the greatest degree of flexibility in attempting to attain its targeted compensation objective with respect to Executive Officers.

As noted above, the Committee found the aggregate 1993 compensation of each of its Executive Officers to be below the targeted 75th percentile of 1993 compensation for comparable executives in the comparator group and was cognizant that the long-term component of executive compensation was significantly below the 75th percentile. Because of the importance of the long-term component of compensation and because long-term compensation represented only 20% of overall 1993 compensation for Executive Officers, the Committee believes that gradual increases in this component is the most appropriate means of achieving the targeted level for overall compensation.

In determining the size of regular option grants to Executive Officers, the Stock Option Committee considers the following factors, without assigning any particular weight to any factor: (i) the position and performance of the executive, (ii) the grant date present value (Black-Scholes) of the award compared with the value of awards to comparable executives, (iii) attaining the Committee's targeted goal for aggregate compensation, and (iv) the importance of long-term compensation, as discussed above. It does not consider the size, in the aggregate, of all previous option grants made to an Executive Officer. In determining whether to make a special option grant to one or more Executive Officers and the size of such grants, the Stock Option Committee considers factors (iii) and (iv) above, as well as the outstanding performance of the Executive Officers.

Individual grants to the Named Executive Officers for 1994 are set forth on Table III. A special 1994 option grant was made subsequent to the regular 1994 grant, in order to reflect services, in addition to normal operating responsibilities, rendered to the Company during 1994 by certain Executive Officers and other employees relating to the increased attention received by the Company as a manufacturer of tobacco products. In this regard, the Stock Option Committee and the Committee (which further approves each grant of options to the Executive Officers) determined that, in view of (i) the historically low level of long-term compensation provided to the Executive Officers as a percentage of their overall compensation, and (ii) the fact that aggregate 1993 compensation for these officers fell below the targeted compensation objective, the grant of stock options to these officers was a particularly appropriate means to reward their special services and to further the Committee's compensation objectives.

1994 COMPENSATION OF CHIEF EXECUTIVE OFFICER

While Mr. Gierer's base salary did not increase over the prior year, his 1994 ICP award increased approximately 20% over that of 1993. In June of 1994, Mr. Gierer was granted stock options for 70,000 shares, and, as part of the special grant referred to above, in November of 1994 he was granted stock options for an additional 50,000 shares. For 1994, 16% of Mr. Gierer's total compensation was attributable to base salary, 54% to his ICP award and 30% to his stock option grants (utilizing the valuation method used in Table III above).

ICP. As discussed above, percentage changes in the CEO's overall cash compensation from the prior year will generally correlate directly to percentage changes in the Company's net earnings or earnings per share from such year. The Committee therefore awarded Mr. Gierer the amount set forth in Table II above, which resulted in an increase in his aggregate 1994 cash compensation of approximately 15% over that of 1993 (essentially equivalent to the 15% increase in 1994 earnings per share).

Stock Options. Mr. Gierer's total compensation for 1993 fell significantly below the 75th percentile of 1993 compensation of comparable executives in the comparator group. The Committee determined that a gradual increase in the size of option grants would be the most appropriate means of increasing the total compensation of all Executive Officers (including Mr. Gierer) to the targeted level. In view of this consideration, and to reflect his first full year as chief executive officer and reward the special services rendered by Mr. Gierer, as described above, Mr. Gierer received 1994 option grants for an aggregate of 120,000 shares. His 1993 stock option grant was for an aggregate of 50,000 shares.

NOMINATING AND COMPENSATION
COMMITTEE

P. X. Kelley, Chairman

Edward H. DeHority, Jr.

Albert H. Leader

Spencer R. Stuart

John P. Warwick


STOCK OPTION COMMITTEE

John P. Warwick, Chairman

Edward H. DeHority, Jr.

P.X. Kelley

Albert H. Leader

Spencer R. Stuart

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1994

               Among UST Inc., S&P Tobacco Index & S&P 500 Index

      Measurement Period
    (Fiscal Year Covered)          UST Inc.      S&P Tobacco       S&P 500
1989                                 100             100             100
1990                                 124             127              97
1991                                 228             194             126
1992                                 229             193             136
1993                                 206             151             150
1994                                 215             166             152

(1) Assumes $100 invested on 12/31/89 and held through 12/31/94. Total return assumes reinvestment of dividends.

OTHER COMPENSATION

The Company is party to employment agreements with Messrs. Gierer (4 years), Bucchignano (3 years) and Taddeo (3 years) which set forth the terms and conditions of such officers' employment and termination of employment with the Company. The stated initial terms of the agreements are generally automatically extended, subject to expiration at age 65. In particular, the agreements provide that such officers will be entitled to certain severance benefits if the Company terminates their employment for any reason other than death, disability or "cause" or if the officer terminates his employment for "good reason," including termination following a "change in control of the Company" (as such terms are defined in the agreements). The benefits consist principally of the continuation over the term remaining in the officer's employment agreement or, if greater, three years, of an annual amount equal to the sum of the officer's base salary and the highest ICP payment made to the officer in any of the preceding three years. In the event of a termination based on a change in control, the ICP taken into account for this purpose would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The Company would also maintain all welfare benefit plans in effect for the officer's continued benefit or provide substantially equivalent benefits for three years (or, if greater, the number of years remaining in the term of the agreement). In addition, the Company would pay certain other damages resulting from the termination. In the event that any payments made pursuant to the agreement in connection with a change in control are subjected to the excise tax imposed under the federal tax laws, the Company would increase each such officers' severance payment as necessary to restore the officer to the same after-tax position he would have had if the excise tax had not been imposed. In addition, such agreements provide that any such officer shall resign as Director upon his termination of employment for any reason. Based upon current salary levels, the approximate lump-sum value of the severance payments, exclusive of the effect of state and local taxes, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 1994 following a change in control would be as follows: Mr. Gierer, $3.2 million; Mr. Bucchignano, $1.4 million and Mr. Taddeo, $2.1 million.

COMPENSATION OF DIRECTORS

The monthly retainer for all nonemployee directors has been $5,000 since January 1, 1993 for their services as directors, including committee assignments. Nonemployee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board of Directors or committees. Employee directors receive no additional compensation for their services as directors.

The Company maintains the UST Nonemployee Directors' Retirement Plan (the "Directors' Plan"), a nonqualified, nonfunded plan that generally applies to nonemployee members of the Board whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors' Plan, an eligible director will receive one-twelfth of 75% of his highest annual compensation (excluding consulting fees) each month, beginning at age 65 (or such later date upon which occurs his termination of service) and continuing over a period equal to his period of service. Payments cease upon death.

The Company also makes available to its nonemployee directors up to $12,500 annually in tax and financial planning services, as well as coverage under its group life insurance and accidental death and dismemberment policies.

In addition, the Company has adopted the UST Directors' Supplemental Medical Plan (the "Directors' Medical Plan"), a self-insured medical reimbursement plan that generally applies to nonemployee members of the Board. The Directors' Medical Plan provides for an additional $7,500 of annual coverage for each participant for reasonable, medically related expenses above the participant's basic medical plan coverage. Coverage continues upon a participant's retirement from the Board for a period equal to the participant's period of service on the Board. The Company has also determined to provide additional coverage to Mr. Leader for certain medically related expenses incurred in excess of amounts covered by the Directors' Medical Plan.

The Company has also adopted, subject to the approval of the Company's stockholders at the Annual Meeting (see Proposal No. 2, below), the UST Inc. Nonemployee Directors' Stock Option Plan (the "Plan"). The Plan provides for an annual, automatic grant of an option to purchase 1,500 shares of Common Stock on the first business day following each annual meeting, beginning in 1995, to each member of the Board who is not then an employee of the Company. Options will be granted with an exercise price per share equal to the fair market value per share of Common Stock on the date the option is granted and will first become exercisable six months after the date of grant. The option exercise period will expire ten years after the date of grant and will not be affected by a participant's cessation of membership on the Board.

INDEBTEDNESS

Since January 1, 1994, none of the Company's directors, Executive Officers, nominees for election as directors or certain relatives or associates of such persons has been indebted to the Company in an aggregate amount in excess of $60,000 except as noted below in Table VI, which represents unpaid balances on loans made pursuant to stock option exercises under the terms of the UST Inc. 1982 Stock Option Plan (the "1982 Plan"), which has expired with respect to the grant of options, as previously approved by stockholders. Unpaid balances on such loans are secured by the pledging of the shares with the Company and by the optionee's personal installment promissory note bearing interest at a rate not to exceed 9% per annum. With respect to options granted after August 29, 1984, the 1982 Plan, as amended, requires that installment notes bear interest at the minimum rate required under the Internal Revenue Code, as amended.

                                    TABLE VI

                                                                                     INDEBTEDNESS
                                                      LARGEST AGGREGATE                 AS OF
                                                 INDEBTEDNESS DURING 1994(1)     FEBRUARY 10, 1995(1)
                                                 ---------------------------     --------------------
                                                          1982 PLAN                   1982 PLAN
                                                 ---------------------------     --------------------
Vincent A. Gierer, Jr. ........................          $ 1,576,839                  $1,306,289
  Chairman of the Board,
  Chief Executive Officer
  and President

Robert E. Barrett..............................              553,617                     517,356
  Executive Vice President

John J. Bucchignano............................              682,443                     672,040
  Director, Executive Vice President
  and Chief Financial Officer

James W. Chapin................................            1,223,355                     939,337
  Director, formerly
  Executive Vice President
  and General Counsel

Harry W. Peter III.............................              515,510                     471,486
  Executive Vice President

Joseph R. Taddeo...............................              445,117                     383,747
  Director, Executive
  Vice President

Richard H. Verheij.............................               76,687                      67,031
  Senior Vice President
  and General Counsel

(1) Interest rates on loans range from approximately 5% to approximately 9%.

PROPOSAL NO. 2

A Proposal to Approve the Nonemployee Directors' Stock Option Plan

The Board, on September 22, 1994, adopted, subject to stockholder approval, the UST Inc. Nonemployee Directors' Stock Option Plan (the "Plan"). The Plan is intended, in the aggregate, to increase the alignment of the interests of nonemployee members of the Board with the interests of stockholders of the Company by providing further opportunity for ownership of Common Stock, and to increase their incentive to contribute to the success of the Company's business through the grant of stock options ("Options"). In its consideration of the Plan, the Board relied upon the recommendations of an independent compensation consultant, which found the Plan to be competitive and reasonable.

This summary is qualified by reference to text of the Plan, a copy of which is attached hereto as Exhibit A.

DESCRIPTION OF PRINCIPAL FEATURES OF THE PLAN

Stock Available for Options; Eligibility

Subject to stockholder approval, 200,000 shares of Common Stock are reserved for issuance under the Plan, subject to adjustment as provided in the Plan. Currently, there are eight nonemployee members of the Board, each of whom is eligible to participate in the Plan. Members of the Board who are also employees of the Company are not eligible to participate in the Plan. Only options that do not qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted under the Plan.

Administration

The Plan is administered by the Nominating and Compensation Committee of the Board. The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time ("Rule 16b-3"), and is, in particular, designed to preserve the status of Plan participants as "disinterested persons" within the meaning of Rule 16b-3.

Grant of Options

The Plan provides that, on the first business day following the 1995 and each subsequent annual meeting of stockholders of the Company, each eligible director will automatically be issued an Option to purchase 1,500 shares of Common Stock. Options will be granted at an option price equal to the fair market value of a share of Common Stock on the date of grant.

Exercise of Options

Options will become exercisable six (6) months following the date of grant. Each Option will expire ten years following the date of grant. The Option price must be paid in full in cash upon exercise. If for any reason during the term of an unexercised and unexpired Option, the eligible director ceases to be a voting member of the Board, such Option may be exercised in accordance with its terms until the expiration of the Option.

Effective Date and Term of Plan; Amendment and Termination

No Option may be granted under the Plan following the tenth anniversary of the effective date of the Plan, which shall be the date on which stockholders of the Company approve the adoption of the Plan. The Board may amend or terminate the Plan in whole or in part except that the provisions setting forth the terms of the automatic grant of Options may not be amended more than once every six months, and, to the extent required by Rule 16b-3, no amendment will be effective without the approval of the stockholders of the Company.

Transferability

No Option may be assigned or transferred except by will or the laws of descent and distribution. During the life of a director an Option may be exercisable only by the director.

Fair Market Value

On February 10, 1995, the fair market value of a share of Common Stock was $30.25. The following chart sets forth the name, position, and grant information for currently eligible directors.

                     UST INC. NONEMPLOYEE DIRECTORS' STOCK
                                  OPTION PLAN

                                    NUMBER OF
                                     SHARES
                                   UNDERLYING
                                   EACH ANNUAL
                                    GRANT OF
       NAME AND POSITION             OPTIONS
- --------------------------------   -----------
Louis F. Bantle, Director.......      1,500
James W. Chapin, Director.......      1,500
Edward H. DeHority, Jr.,
  Director......................      1,500
P.X. Kelley, Director...........      1,500
Ralph L. Rossi, Director........      1,500
Spencer R. Stuart, Director.....      1,500
John P. Warwick, Director.......      1,500

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

An option holder will not generally be taxed upon the grant of an option. Rather, at the time of exercise of such Option, the option holder will generally recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of the shares purchased over the Option price. The Company will generally be entitled to a tax deduction at the time when, and in the amount that, the participant recognizes ordinary income.

The discussion set forth above of certain federal income tax consequences with respect to Options that may be granted pursuant to the Plan is for general information only and does not take into account the specific facts or circumstances that may apply to a particular award recipient. A participant may also be subject to foreign, state, and local income or other taxes.

The following resolution will be offered at the meeting:

"RESOLVED, that the UST Inc. Nonemployee Directors' Stock Option Plan, as adopted subject to stockholder approval by the Board of Directors on September 22, 1994, be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company."

The Board recommends that stockholders vote FOR the foregoing resolution (Proposal No. 2). Your appointed proxies will vote your shares FOR Proposal No. 2 unless you instruct otherwise in the proxy form.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

PROPOSAL NO. 3

A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 1995.

The Board has selected the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1995. Ernst & Young LLP has been serving the Company and its subsidiaries in this capacity for many years. The Board's selection was made upon the unanimous recommendation of its Audit Committee.

In connection with its audit of the Company's 1994 financial statements, Ernst & Young LLP read the Company's periodic reports which were filed with the Securities and Exchange Commission, discussed quarterly financial information included in the Company's quarterly financial statements and met with the Audit Committee. Ratification of the selection of the Company's independent auditors is not required by any statute or regulation to which the Company is subject or by the Company's By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

The following resolution will be offered at the meeting:

"RESOLVED, that the Board of Directors' selection of Ernst & Young LLP as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 1995 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company."

The Board recommends that stockholders vote FOR the foregoing resolution (Proposal No. 3). Your appointed proxies will vote your shares FOR Proposal No. 3 unless you instruct otherwise in the proxy form.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

PROPOSAL NO. 4

The Company has been advised that John Slade, M.D., a record holder of 64 shares, whose address is 166 Montgomery Road, Skillman, New Jersey 08558-2005, initial filer with the Mercy Health Services, a beneficial holder of 4,777 shares, whose address is 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221, and Sisters of Mercy of the Americas, a beneficial holder of 396 shares, whose address is 29000 Eleven Mile Road, Farmington Hills, Michigan 48336, intend to introduce at the Annual Meeting the following resolution and supporting statement, which are printed verbatim:

WHEREAS Skoal Bandit, Skoal Classic and Copenhagen brands of moist snuff are being advertised without accompanying warning labels on caps, t-shirts and other utilitarian objects in apparent violation of federal regulations;

- -- A licensee of the Company sells t-shirts, caps, insulated can holders, and other items to the public with the slogan "Skoal Bandit Racing" but with no warning label;

- -- "Skoal Bandit Racing" is a service mark owned by United States Tobacco Sales and Marketing Company, Inc. The phrase refers to the NASCAR Winston Cup stock car racing team the Company sponsors for Skoal Bandit brand moist snuff. The major purpose of this sponsorship is to promote Skoal Bandit brand moist snuff to the public;

- -- The same licensee of the Company sells t-shirts, caps, post cards, bumper stickers, license plates, and other items to the public which bear images of the Skoal Bandit NASCAR Winston Cup stock car clearly depicting the brand name and the bandit symbol, yet these items carry no warning label;

- -- The same licensee of the Company also sells similar items to the public which bear images of the Skoal Classic NASCAR Winston Cup stock car clearly depicting the brand name, yet none of these items carry a warning label;

- -- Regulations of the Federal Trade Commission require that mentions of brands of chewing tobacco and moist snuff on items such as caps and t-shirts, insulated can holders, bumper stickers and license plates be accompanied by prominent warning labels;

- -- Children find promotional items for tobacco products attractive. For instance, 39% of tenth graders in Perth Amboy, New Jersey reported owning promotional items connected to tobacco products in 1992, and 30% of 12 - 17 year olds in a national survey conducted by Gallup International in 1992 reported owning at least one such item.

     RESOLVED that shareholders request that the Board adopt the following policy, to be put into effect as soon as possible but not later than January 1, 1996: All advertising and promotion for our Company's moist snuff brands, including all uses of the Company's brand names and associated symbols for moist snuff products used in connection with sponsorships of all sorts, shall include clear, effective and prominent warnings of the hazards caused by these products.

                              SUPPORTING STATEMENT

Federal regulations require that promotional items for moist snuff brands such as t-shirts, caps, insulated can holders, license plates and bumper stickers carry warning labels. The Company has licensed the use of its moist snuff brand names and associated symbols for use on items which do not carry a warning of any sort. These apparent violations of federal regulations are especially worrisome because adolescents, among whom moist snuff use is epidemic, find items such as these attractive.

If you believe that promotional items for the Company's moist snuff brands should carry warning labels, please vote "yes" for this resolution.

                               COMPANY'S RESPONSE

The Board recommends that stockholders vote AGAINST the foregoing resolution (Proposal No. 4).

The initial filer of this proposal has submitted other proposals to the Company in the past either alone or with another anti-tobacco activist, which have been overwhelmingly defeated. In addition, the Proponents presented a virtually identical proposal at last year's annual meeting, which received the affirmative vote of less than 4% of the shares voting.

The Board continues to believe that this proposal is not in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

Advertising of the Company's products is extensively regulated on the federal, state and local levels and the Company complies with those regulations. In particular, since 1986, all Company advertising for smokeless tobacco brands has been regulated by the Federal Trade Commission (the "FTC") pursuant to the Comprehensive Smokeless Tobacco Health Education Act of 1986, 15 U.S.C. 4001 (the "Act"). In addition, in 1987 and 1991, the FTC adopted regulations to implement the warning requirements of the Act, which provide for warning requirements in advertisements and warning requirements for utilitarian objects for "personal use" that "display the brand name, logo, or selling message of any smokeless tobacco product." The FTC regulations specify how the required warning must appear "in a conspicuous and prominent location," in "conspicuous and legible type," and be "clearly visible."

The Company has and will continue to comply with the requirements of the comprehensive regulatory scheme governing advertising for smokeless tobacco products promulgated by Congress and the FTC, as well as the requirements of state and local regulatory authorities. Accordingly, the Company believes that the adoption of the policy referred to in the foregoing resolution is neither necessary nor appropriate and, if implemented as contemplated by the proposal, could require the Company to adopt policies which conflict with the existing regulatory framework mandated by federal law.

Your appointed proxies will vote your shares AGAINST Proposal No. 4 unless you instruct otherwise in the proxy form.

The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

PROPOSAL NO. 5

The Company has been advised that Mr. Craig A. Masback, a beneficial owner of 100 shares, whose address is 3107 South Street, N.W., Washington, DC 20007, intends to introduce at the Annual Meeting the following resolution and supporting statement, which are printed verbatim:

WHEREAS:
Since 1987 Latino agricultural employees of Stimson Lane Wine and Spirits Ltd, a UST Inc. Washington state-based winery subsidiary, have requested that the company negotiate in good faith a collective bargaining agreement with their union representative, the United Farm Workers of Washington AFL-CIO (UFW, AFL-CIO). Stimson Lane has negotiated contracts with the union that represents its primarily white cellar workers.

WHEREAS:
Stimson Lane agricultural employees and their representative, UFW, AFL-CIO, have called a boycott of Chateau Ste. Michelle, Columbia Crest and other Stimson Lane wines to induce the company to negotiate in good faith a collective bargaining agreement. UFW, AFL-CIO has announced the possibility of a boycott of all UST products.

WHEREAS:
The boycott has received endorsements from the Washington Association of Churches, the Washington State Labor Council, AFL-CIO, the Washington Environmental Council, and the Washington State Democratic Party. Scores of retail outlets, the Washington state ferry system, and the country of Sweden have removed Stimson Lane wines. Artists such as Willie Nelson have cancelled concerts at the winery.

WHEREAS:
In 1992, UST paid $134,000 to vineyard employees who alleged wrongful discharge based on their union activities. The company has employed management consultants to eliminate labor strife in the vineyards, two of whom were associated with violence used against farm workers in California.

RESOLVED: The shareholders request that the Board of Directors form a committee to assess the actual and potential economic and public relations costs of the UFW, AFL-CIO boycott of UST products and provide a complete report and policy recommendations to the Board and shareholders.

                              SUPPORTING STATEMENT

For decades, UST has bargained collectively with unions that represent their employees to attain peaceful, productive workplaces. Since 1987 Stimson Lane, a UST winery subsidiary, has denied this right to its agricultural labor force.

The winery's refusal to bargain in good faith with its agricultural employees' union representative has resulted in serious economic and public relations costs, including a growing international consumer boycott. In contrast, agricultural labor accounts for approximately 2% of the total cost of wine-making.

As shareholders, we are concerned that the costs associated with the refusal to bargain collectively exceed those associated with a collective bargaining agreement with the UFW, AFL-CIO.

We are also concerned that UST is promoting a racially-based double standard by negotiating with the authorized representative of the white wine cellar employees but refusing to do the same with the representative of its Latino agricultural employees.

We believe this assessment should include the following:

- - Policy on collective bargaining for agricultural and non-agricultural employees.

- - Wages of non-supervisory agricultural employees and how these compare with wages at other UST production facilities.

- - Lost revenue in Europe and North America attributable to boycott.

- - Public relations costs attributable to boycott.

- - Cost of agricultural labor consultants.

- - Litigation costs attributable to boycott.

- - Potential cost of AFL-CIO and Canadian Labor Congress boycott endorsement.

- - Potential cost of boycott of all UST products.

                               COMPANY'S RESPONSE

The Board recommends that stockholders vote AGAINST the foregoing resolution (Proposal No. 5).

The Board believes that this proposal is not in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

The proposal requests the Company to assess the costs of a boycott of its products by, among others, the UFW and to provide a report on such assessment. The Board believes that preparing such a report as requested by this proposal would be inappropriate and not constitute a proper use of the Company's resources. In addition, the proposal contains a number of assertions which the Company believes are inaccurate.

The Company's Stimson Lane subsidiary is presently involved in a dispute with the UFW relating to the UFW's desire to represent certain agricultural workers at the Stimson Lane facilities in eastern Washington. While the Company and its subsidiaries are committed to fair employment and have entered into collective bargaining agreements with a number of different unions, Stimson Lane does not believe it would be appropriate to enter into discussions with the UFW concerning a collective bargaining agreement unless and until the UFW is elected as the representative of the agricultural workers pursuant to a fair and impartial election. As the Company has previously stated, the Company's Stimson Lane subsidiary had been actively engaged in discussions with the UFW to establish appropriate procedures for the holding of a free and fair election. This is especially important since agricultural workers are not covered by the National Labor Relations Act and the State of Washington has no legislation setting forth the procedures for selecting a union to represent agricultural workers.

While the Company believes that its Stimson Lane subsidiary is being boycotted unfairly, the Company does not believe that the boycott has had any material impact on Stimson Lane's results of operations. The wineries are operating at near capacity and 1994 was another record year for Stimson Lane. Rather, in the Company's judgment, the proposal is being submitted as a pressure tactic in support of the UFW. The Company strongly believes that stockholder proposals are not the right means for resolving labor matters and, accordingly, that adoption of this proposal would not be in the best interests of either the agricultural workers or the Company's stockholders.

Your appointed proxies will vote your shares AGAINST Proposal No. 5 unless you instruct otherwise in the proxy form.

The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

INFORMATION RESPECTING PROXIES

Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

Expenses incurred in connection with the solicitation of proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company's expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson & Company, Inc., Wall Street Plaza, New York, New York, for a fee of approximately $20,000.

STOCKHOLDER PROPOSALS

If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 1996 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company's office no later than November 24, 1995.

In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary at least 50, but not more than 75, days prior to the Annual Meeting and such notice must provide certain requisite information. A copy of the By-Laws may be obtained by writing to the Secretary.

OTHER BUSINESS

The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

VOTING STOCK

As of March 9, 1995, the record date for the 1995 Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 195,868,736 shares of Common Stock (each entitled to one vote).

Appearance at the meeting in person or by proxy of the holders of Common Stock entitled to cast 97,934,369 votes is required for a quorum.

By Order of the Board of Directors,

                                                              JONATHAN P. NELSON
                                                              Secretary

                                                                       EXHIBIT A

                                    UST INC.

                    NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

1. PURPOSE

1.1 The UST Inc. Nonemployee Directors' Stock Option Plan (the "Plan") is intended, in the aggregate, to increase the alignment of the interests of nonemployee members of the Board of Directors (the "Board") of UST Inc. (the "Company") with the interests of stockholders of the Company by providing further opportunity for ownership of the Company's common stock ("Stock"), and to increase their incentive to contribute to the success of the Company's business through the grant of nonstatutory stock options entitling the holder to purchase shares of Stock on the terms and conditions set forth herein ("Options").

1.2 The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time ("Rule 16b-3"), and shall be construed to so comply.

2. ADMINISTRATION

2.1 The Plan shall be administered by the Nominating and Compensation Committee of the Board (the "Committee").

2.2 The Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan, provided that the Committee shall have no discretion with respect to the grantee, amount, price or timing of any option grant. The interpretation and application of the Plan or of any rule or procedure, and any other matter relating to or necessary to the administration of the Plan, shall be determined by the Committee, and any such determination shall be final and binding on all persons.

3. SHARES OF STOCK

3.1 Shares Reserved. Subject to adjustment as provided in Section 3.2 hereof, a maximum of 200,000 shares of Stock shall be reserved for issuance in accordance with the terms of the Plan. Shares of Stock that may be issued upon the exercise of Options under the Plan may either be authorized and unissued shares or issued shares that have been reacquired by the Company. If an Option granted under the Plan is surrendered, expires, lapses or for any other reason ceases to be exercisable in whole or in part, then, to the extent permitted under Rule 16b-3, the shares that were subject to any such Option, but as to which the Option ceases to be exercisable, shall again be available for grant under the Plan.

3.2 Capital Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or a similar corporate transaction, the maximum number or class of shares available under the Plan, and the number or class of shares of Stock to be delivered hereunder upon the exercise of Options, and the price of which Options may be exercised, as appropriate, shall be proportionately adjusted to reflect any such transaction.

4. GRANT OF OPTIONS

4.1 Annual Grant. On the first business day following the 1995 annual meeting of stockholders of the Company, each member of the Board who is not then an employee of the Company or any subsidiary of the Company (an "Eligible Director") shall automatically be issued an Option pursuant to the Plan to purchase 1,500 shares of Stock. Thereafter, on the first business day following the annual meeting of stockholders of the Company held in each year subsequent to 1995 and prior to the termination of the Plan, each Eligible Director shall automatically be issued an Option pursuant to the Plan to purchase 1,500 shares of Stock. The day on which options are granted pursuant to this Section 4.1 shall hereinafter be referred to as the "Date of Grant." Options shall be granted at an option price equal to the Fair Market Value of Stock on the Date of Grant (the "Option Price"). For purposes of the Plan, "Fair Market Value" of a share of Stock on any given day shall be the average of the high and low sales prices per share of Stock as reported on the New York Stock Exchange Composite Tape for such date, or if there was no trading of Stock on such date, for the next preceding date on which there was such trading.

4.2 Terms and Conditions of Options.

          (a) Each Option shall first become exercisable on the date that is six months following the Date of Grant. Each Option shall cease to be exercisable on the date that is ten years following the Date of Grant (the "Expiration Date").

          (b) Each grant of an Option shall be evidenced by a stock option agreement in such form and not inconsistent with the Plan as the Committee may approve from time to time.

          (c) Options shall be exercised by written notice to the Treasurer of the Company in such form as is from time to time prescribed by the Committee and by the payment in full, in cash, of the aggregate Option Price of the shares of Stock for which the Option is being exercised. To the extent that an Option is not exercised by an optionee when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable until the expiration of the exercise period. Partial exercise shall be permitted from time to time, provided that exercises shall be in multiples of one hundred shares of Stock.

          (d) If for any reason during the term of an unexercised and unexpired Option, the Eligible Director shall cease to be a voting member of the Board, such Option may be exercised by the Eligible Director (or, in the event of his death, by his estate) until the Expiration Date. An Option that is not exercisable at the time of the termination of such Eligible Director's status as a voting member of the Board shall become exercisable, according to its terms, on the date that is six months following the Date of Grant.

5. EFFECTIVE DATE; STOCKHOLDER APPROVAL; TERM OF PLAN

5.1 The Plan, which was adopted by the Board on September 22, 1994, is subject to approval by the stockholders of the Company at the 1995 annual meeting and shall be effective on the date of such approval.

5.2 The Plan shall remain in effect until all Options granted under the Plan have been satisfied by the issuance of shares, or terminated under the terms of the Plan, provided that no Options may be granted after the tenth anniversary of the effective date of the Plan.

6. AMENDMENT; TERMINATION

6.1 The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that the provisions of Section 4.1 shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, as amended, or the rules thereunder; and further provided, however, that to the extent required by Rule 16b-3, no amendment shall be effective without the approval of the stockholders of the Company. The termination or any modification or amendment of the Plan shall not, without the consent of a director, affect his or her rights under an Option.

7. MISCELLANEOUS

7.1 Options granted hereunder shall not be assignable or transferable by the director except by will or by the laws of descent and distribution. During the life of the director, an Option shall be exercisable only by the director.

7.2 Each Option shall be subject to the requirement that, if at any time the Committee shall determine that the listing, registration or qualification of the shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue or purchase of shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7.3 Nothing in the Plan shall be construed as conferring any right upon any director to continue as a member of the Board.

7.4 The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

                         -----------------------------
                                  [UST LOGO]
                         -----------------------------

                         NOTICE OF 1995 ANNUAL MEETING
                              AND PROXY STATEMENT










                         -----------------------------
                                  [UST LOGO]
                         -----------------------------

                            100 WEST PUTNAM AVENUE
                         GREENWICH, CONNECTICUT 06830

P
R                                     UST
O
X                ANNUAL MEETING OF STOCKHOLDERS -- MAY 2, 1995
Y
     The undersigned hereby appoints JOHN J. BUCCHIGNANO, JONATHAN P. NELSON and RICHARD H. VERHEIJ, or any of them, with full power of substitution, attorneys and proxies to vote all shares of Common Stock of UST Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 2nd day of May 1995, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3 AND AGAINST PROPOSALS 4 AND 5.

                                                             SEE REVERSE
                                                                SIDE

/X/ Please mark votes as in this example.

If no direction is given, this proxy will be voted FOR proposals 1, 2 and 3 and AGAINST proposals 4 and 5.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3:

1.  Election of Directors.
    Nominees:  J.J. Bucchignano, R.L Rossi, J.P. Warwick

            FOR               WITHHELD
            ALL               FROM ALL
          NOMINEES            NOMINEES

            /  /                /  /

FOR all nominees, except vote withheld from the following:

- ---------------------------------------------------------

2.  To approve the Nonemployee Directors' Stock Option Plan.

            FOR          AGAINST           ABSTAIN

            / /           / /                / /

3. To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 1995.

            FOR          AGAINST           ABSTAIN

            / /           / /                / /


The Board of Directors recommends a vote AGAINST the following stockholder proposals 4 and 5.

4.  Stockholder Proposal

            FOR          AGAINST           ABSTAIN

            / /           / /                / /


5.  Stockholder Proposal

            FOR          AGAINST           ABSTAIN

            / /           / /                / /


And in their discretion, upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  /  /

MARK HERE IF YOU PLAN TO ATTEND THE MEETING   /  /

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature: __________________________________  Date ___________

Signature: __________________________________  Date ___________

                         UST EMPLOYEES' SAVINGS PLAN


The Annual Meeting of the Stockholders of UST will be held on May 2, 1995, and the Company is soliciting your vote.

As a participating employee in the UST Employees' Savings Plan, YOU MUST GIVE THE TRUSTEE UNDER THE PLAN VOTING INSTRUCTIONS on the enclosed instruction card if you wish to vote the shares of the Company's common stock in your Savings Plan. The Trustee cannot vote your shares without instructions from you. Accordingly, a Notice of the 1995 Annual Meeting and Proxy Statement, instruction card, and 1994 Annual Report are enclosed.

Please note that, as described in the Proxy Statement, the Board of Directors recommends a vote FOR Proposals 1, 2, and 3 and AGAINST Proposals 4 and 5. Your instruction is very important to the Company.

Please complete, sign, and date the instruction card and return it in the envelope provided as soon as possible. Please be sure to complete, sign, date, and return any other proxy cards that your receive in the separate envelopes provided.

                                     UST

                ANNUAL MEETING OF STOCKHOLDERS -- MAY 2, 1995

                           EMPLOYEES' SAVINGS PLAN


     The undersigned hereby directs Wachovia Bank of North Carolina, N.A. as Trustee of the UST Employees' Savings Plan to vote in person or by proxy all shares of Common Stock of UST Inc. allocated to the undersigned's account at the Annual Meeting of Stockholders to be held at the Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 2nd day of May 1995, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

     THE SHARES REFLECTED ON THIS INSTRUCTION CARD WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE SHARES REFLECTED ON THIS INSTRUCTION CARD WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4 AND 5.


                                                                SEE REVERSE
                                                                    SIDE



/X/  PLEASE MARK VOTES AS IN THIS EXAMPLE.

If no direction is given, the shares reflected on this Instruction Card will be voted FOR proposals 1, 2 and 3 and AGAINST proposals 4 and 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3:

1.  Election of Directors.

NOMINEES:  J.J. Bucchignano, R.L. Rossi, J.P. Warwick

           / / FOR ALL NOMINEES          / / WITHHELD FROM ALL NOMINEES

For all nominees except vote withheld from the following:

/ /
   -----------------------------------------------------------------------------
2.  To approve the Nonemployee Directors' Stock Option Plan.

           / / FOR          / / AGAINST          / / ABSTAIN

3. To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 1995.

           / / FOR          / / AGAINST          / / ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSALS 4 AND 5:

4.  Stockholder Proposal

           / / FOR          / / AGAINST          / / ABSTAIN

5.  Stockholder Proposal

           / / FOR          / / AGAINST          / / ABSTAIN

And in their discretion, upon such other business as may properly come before the meeting.

                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

Please sign exactly as name appears hereon. If signing for trusts or estates, capacity or title should be stated.

Signature:                                               Date
          ----------------------------------------------      -----------------